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                       SURRENDER AND ACCEPTANCE AGREEMENT

1.0      PARTIES

         1.1 THIS AGREEMENT made this 31st day of December, 2003 is between TRIAD REALTY ASSOCIATES L.L.C. ("Landlord") whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and OWOSSO CORPORATION ("Tenant"), whose address is 2200 Renaissance Boulevard, King of Prussia, Pennsylvania 19406.


2.0      STATEMENT OF FACTS

         2.1 Landlord's predecessor in interest, Philadelphia Freedom Partners, L.P., and Tenant entered into a lease dated September 6, 1996 (the "Lease") covering approximately 12,715 gross rentable square feet on the first (1st) floor (the "Premises") in the building located at 2200 Renaissance Boulevard, King of Prussia, Pennsylvania (the "Building"); and

         2.2      Tenant has been in default under the Lease; and

         2.3 Tenant wishes to avoid any future defaults under the Lease and surrender and vacate the Premises prior to the Lease expiration date of September 30, 2006 (the "Lease Expiration Date"); and

         2.4 Landlord shall agree to waive its further rights, except those rights exercised in this Agreement, with respect to any prior default by Tenant under the Lease and agree to an early termination of the Lease, provided that Tenant complies with the provisions set forth herein; and

         2.5 The parties desire to amend certain terms of the Lease as set forth below.


3.0      AGREEMENT

         NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, Landlord and Tenant agree as follows:

         3.1      The above recitals are incorporated herein by reference.

         3.2 All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

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         3.3      Tenant hereby acknowledges that Tenant has been in default under the Lease. In consideration for Landlord's waiver of any further rights that Landlord may have under the Lease in connection with such default, except those rights exercised in this Agreement, Tenant hereby agrees to deposit with Landlord additional security upon Tenant's execution and delivery of this Agreement, in an amount equal to $51,618.42. On the first
                  (1st) day of each of the calendar months of January, 2004, February, 2004 and March 2004, Landlord shall withdraw from such security deposit the monthly installment of Base Rent and Additional Rent payable by Tenant under the Lease. In consideration for Landlord's waiver of its rights under the Lease with respect to any prior default by Tenant, except those rights exercised in this Agreement, and provided that Tenant complies with the terms of this Agreement and otherwise is not in default under the Lease, the Lease shall expire on the earlier of (i) the date a successor tenant occupies the entire portion of the Premises not currently subject to the Sublease (as hereinafter defined) and begins paying rent or
                  (ii) March 31, 2004 (the "Termination Date"). If Tenant fails to comply with this Agreement or is otherwise in default under the Lease prior to the Termination Date, then the Lease shall expire on September 30, 2006, and Landlord shall have all of its rights and/or remedies under the Lease and at law and/or equity and no waiver or impairment of any of Landlord's rights and/or remedies shall occur. Notwithstanding anything contained herein or in the Lease to the contrary, as of the date that Tenant shall vacate and surrender the Premises, Tenant shall have no further obligation to maintain the Premises or maintain insurance covering the Premises.

         3.4 In addition to the foregoing and as additional consideration for this Agreement, Tenant agrees that Landlord shall have the right to negotiate the letter of credit currently being held by Landlord as security under the Lease and retain the proceeds therefrom in the amount of $191,000.00 on the Termination Date. Landlord's right to use and apply any or all of the security provided for in this Agreement and/or any amounts paid by Tenant to the Landlord under this Agreement shall not in any way be impaired or waived by the early surrender and/or termination under the terms of this Agreement.

         3.5 As additional consideration for this Agreement, Landlord grants to the Tenant the right to assign or sublet the entire Premises excluding the portion of the Premises that is subject to the sublease to Communications Media Incorporated ("CMI") upon the conditions, limitations, and terms set forth herein and is also subject to all terms of the Lease. The Tenant's right to assign or sublet referred to in this paragraph shall only be to a single subtenant or assignee. Any assignment or sublet under this paragraph shall only be made to an assignee or subtenant for the same use of the Premises as that of the Tenant and, further provided, that the assignee's term and assumption of obligations under the Lease shall commence on April 1, 2004 subject to the assignee giving to the Landlord and the Landlord being satisfied with same, adequate assurance of future performance under said Lease. The parties agree that both the Landlord and the Tenant shall have the concurrent right to obtain a tenant or assignee, as the case may be. In the event Landlord shall obtain a tenant, Landlord shall give written notice thereof to Tenant, and the Tenant's right to obtain an assignee shall terminate and the Tenant shall have no further claim or rights hereunder including but no limited to a refund of any monies or claim for damages. Tenant's right to assign or sublet referred to in this paragraph shall expire at 5:00 pm on March 31, 2004. Tenant's right to assign or sublet referred to in this paragraph is also conditioned upon the complete absence of any future defaults by the Tenant under the Lease and this Agreement. Any such default shall constitute a waiver by the Tenant of the right to assign or sublet, as discussed in this paragraph, except that Tenant's failure to maintain insurance or maintain the Premises accruing subsequent to the Tenant's surrender and/or vacating of the Premises shall not be considered a default for purposes of this paragraph only.

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         3.6      Tenant acknowledges that its agreement to pay Landlord for
                  November 2003 rent and December 2003 rent served as partial consideration for the Landlord's consent to amend certain terms of the Lease as set forth in this Agreement and based on the conditions set forth herein, to permit continued possession of the Premises through January 15, 2004 under the terms of this Agreement despite the Tenant's prior default, and to permit early surrender and early termination of the Lease under the terms of this Agreement and based on the conditions set forth herein.

         3.7 As additional consideration for this Agreement, Tenant shall procure from the subtenant occupying the Premises, CMI, an attornment agreement, satisfactory to Landlord, whereby CMI agrees to attorn to and accept Landlord as sublandlord under the sublease dated June 1, 2000 between Tenant and CMI ("Sublease") for the balance of the Sublease term. Tenant shall deliver the fully executed attornment agreement to Landlord within ten (10) days after the date hereof and shall be effective immediately upon CMI's execution of the attornment agreement. Tenant shall transfer custody of the entire security deposit in the amount of $19,800 ("CMI Security Deposit") of CMI for the Premises immediately upon attornment. As part of the attornment agreement discussed in this paragraph, Tenant shall make and obtain from the CMI a representation that CMI is not in default under the Sublease or Lease. In addition, as part of the attornment agreement discussed in this paragraph, Tenant consent to and shall obtain CMI's consent to an assignment of the CMI Security Deposit to Landlord.

         3.8 Tenant agrees that under P. 14 of the Consent to Sublease, Landlord shall, upon notice to CMI, be permitted to receive directly from CMI all sums due or payable to the Tenant by CMI, pursuant to the Sublease until such time as an attornment is effected, in which case payments will be made by CMI to Landlord by virtue of the attornment.

         3.9 Provided that Tenant has complied with each of its obligations hereunder and under the Lease and in consideration for the Landlord's covenants herein, Tenant shall surrender, and Landlord agrees to accept Tenant's surrender, of the Premises on January 15, 2004 ("Surrender Date") and to release Tenant from any obligations as set forth in the Lease with respect to the Premises for the period subsequent to the Termination Date as if such date were date that the term of the Lease was originally to expire, provided: (i) Tenant is not in default of the Lease; and (ii) the Premises, except the CMI sublease space is delivered to Landlord in the condition required by the Lease, as if the Surrender Date was the last day of the term; and (iii) on or before the Surrender Date, Tenant shall remove its exterior signs, inventory, trade fixtures, equipment and other personal property from the Premises, in accordance with the Lease; except that as additional consideration for this Agreement, Tenant shall relinquish all of its right, title and interest in and to the furniture and telephone equipment in the Premises listed on Exhibit A attached hereto and made a part hereof. Tenant acknowledges that all of the consideration provided to the Tenant as set forth in this Agreement, provides the Tenant with new value inuring to the net financial benefit of the Tenant.

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         3.10     Tenant hereby represents to Landlord that (i) there exists no default under the Lease by Landlord; (ii) Tenant is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to Tenant's obligation under the Lease.

         3.11 Landlord shall not pay or be obligated to pay any commission or other fee related to this Agreement, and Tenant agrees to pay any such commission or fee and indemnify and hold Landlord harmless from any and all claims of any broker(s) related to this Agreement and any and all costs incurred by Landlord, including but not limited to legal fees, due to such claims.

         3.12 Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Landlord and Tenant hereby ratify and confirm all the terms and provisions thereof.

         3.13 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         3.14 Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

         3.15 If Tenant fails to comply with any of the terms of this Agreement or the Lease as amended herein, Landlord at its discretion, may exercise any and all rights that they may have against the Tenant, including but not necessarily limited to seeking to enforce this agreement or to declare this agreement null, void, and rescinded, in whole or in part. In addition, if Tenant fails to comply with any of the terms of this Agreement or the Lease as amended herein, the Lease shall expire on September 30, 2006, and Landlord shall have all of its rights and/or remedies under the Lease and at law and/or equity and no waiver or impairment of any of Landlord's rights and/or remedies shall occur regardless of any purported waivers herein.

         IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LANDLORD:                                         TENANT:

TRIAD REALTY ASSOCIATES L.L.C.                    OWOSSO CORPORATION

By:   Triad Realty Holding L.L.C., member

By:   Mack-Cali Realty , L.P., member

By:   Mack-Cali Realty Corporation, its
      general partner

By:   /s/ Michael K. Nevins                       By:  /s/ George B. Lemmon, Jr.
      -----------------------------------               ------------------------
          Michael K. Nevins                             George B. Lemmon, Jr.
          Vice President - Leasing                      President


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